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On July 23, 2008, Larry A. Goldstone, Chief Executive Officer and President of Thornburg Mortgage, Inc. was interviewed on “Taking Stock.” The following is a transcript of that interview.

THE FOLLOWING IS A TRANSCRIPT OF AN INTERVIEW WITH LARRY A. GOLDSTONE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THORNBURG MORTGAGE, INC. FROM JULY 23, 2008.

Taking Stock

New York, New York

July 23, 2008

Pimm Fox, Anchor: Now, let’s turn to the mortgage market. Thornburg Mortgage—this is the jumbo-loan lender—it has been fighting to avoid bankruptcy. Back in March, the company received a bailout from the private equity firm Matlin Patterson.

The terms of the deal diluted existing shareholders by almost ninety-five percent, and the company now needs preferred shareholders to tender their stakes so that it can complete that deal. But, it is facing some opposition to this deal from those shareholders. Larry Goldstone is the CEO of Thornburg Mortgage, and he joins me now.

Larry, welcome.

Larry Goldstone, CEO, Thornburg Mortgage, Inc.: Thanks, welcome, Pimm.

Fox: Larry, make your case for those preferred shareholders—I know that you’ve gotta get you to sign up, I believe—what—by August the 20th? Tell me, why should they tender their shares?

Goldstone: Well, I think they should tender their shares because there are some fairly dire consequences if they don’t. Part of the transaction—the financing transaction that we put together—includes a component called a Principal Participation Agreement that allows our new investors to capture all of the cash-flow off of our mortgage securities portfolio for the next seven or eight years if, in fact, we cannot get the preferred shares tendered.

And, that would not go to pay down that debt, but rather, that would just be a cash return to those new debt-holders, or new capital providers. So, the company likely doesn’t have a very good prospect going forward, if in fact we cannot successfully tender for the preferred stock.

Fox: So, in a sense, what happens is that deal for all that cash-flow to go from those repos to go to the investors that you just described—Matlin Patterson—that deal would be—that agreement would be terminated. So, why are people not so excited about tendering all of their preferred shares? You—what—you’re gonna give them five dollars a share plus three dollars and fifty cents in stock.

Goldstone: Right. Well, actually, not three dollars and fifty cents, three-and-a-half shares of stock.

Fox: Three-and-a-half shares, I beg your pardon, Larry.

Goldstone: That’s right. That’s right. Well, I—it’s not clear to me, Pimm, that people are not willing to tender their shares. We have not had any communication with any shareholder group that has expressed any serious opposition to this tender offer. We are just announcing the tender today. We are beginning to contact investors today, and we’ll be doing so over the next several weeks. But at this point in time, I haven’t run into any opposition out there at all.

Fox: Okay. And tell me, if this deal does go through, what does that do to your—what does that do to the cost of funding for you? That drops the cost from—what—about eighteen percent down to twelve percent?

Goldstone: It does. That’s another feature of the senior subordinated note component of the new financing transaction that we did. And again, it’s at eighteen percent. In order to give—with a, with a feature that allows it to fall to twelve percent in order to give the preferred shareholders some inducement to wanna tender their shares.

And again, the company’s prospects as a going concern are gonna improve greatly if, in fact, we can tender these shares. And, that three-and-a-half shares of stock that they’re getting hopefully will appreciate in value over time.

Fox: Okay. And, Larry, I believe you’re gonna save about seventy million dollars if indeed you are able to get that interest rate down and have these people tender their shares.

Goldstone: That is correct.

Fox: Stay with us. We’re just gonna take a quick commercial break. Up next, we’re gonna talk about mortgage-backed securities and the market for them. Also, we’re gonna talk about the future plans for Thornburg Mortgage once the shareholders—well, we’ll have to see if they tender those shares. More with Larry Goldstone, coming up. This is Taking Stock on Bloomberg.

[Commercial break]

Fox: Welcome back. If you just joined us, this is Taking Stock. I’m Pimm Fox. Just to recap some of the major news…

[Unrelated news]

Fox: My guest now is Larry Goldstone. He is the CEO of Thornburg Mortgage. And, Larry, while it may not directly affect your business, the passage of this legislation at the House level, what do you think it’s gonna do for the market?

Goldstone: Well, again, I think that this market suffers from a couple things, and one of them is confidence. And so, it’s certainly true that this will add some confidence to a sector of the market. And, secondarily, hopefully it will provide some impetus to improve the mortgage-finance segment of the market, which ultimately could put a floor—or help put a floor—under housing prices at some point in time. So, on balance, I’d have to say this is a good thing.

Fox: Larry, explain a little bit about the position that Thornburg Mortgage finds itself in right now. Because, in the past, you and I have spoken about the default rates at Thornburg Mortgage—which are very low—but, you’ve in a sense gotten caught in a, in a vice-grip that has seized the mortgage business. Explain a little bit in detail for our viewers.

Goldstone: Well, I think, you know, to summarize, as I look at the situation today, sadly, we are without any government support. We’re not a bank, so we don’t have the FDIC for cheap deposits or the Federal Home Loan Bank as a lender of last resort. We’re not supported—or, our business does not fit the business model for Fannie Mae or Freddie Mac or the FHAVA.

So, we are an entity that provides jumbo and super-jumbo mortgage loans to excellent credit borrowers with an excellent credit history and track record in doing that. And yet, we have no government support—there’s no constituent audience out there that wants to support us in any meaningful way.

And, that’s the situation we find ourselves in, and that’s why it is that we’re fighting for our lives in here, whereas a lot of other entities are gonna be fine, because they’ve got lots and lots of government support.

Fox: But, let me just, let me just press you, if I can, Larry, just to have you explain.

Goldstone: Mm-hmm.

Fox: In making your mortgages, what is the default rate on the mortgages that you’ve made?

Goldstone: Well, our own mortgages, I believe, we’re running default rates of about thirty basis points, or one-third of one percent across our entire portfolio, which includes loans that we’ve bought from others in the marketplace. We’re running sixty to sixty-five basis points. The industry average for that same type of statistic is about five hundred and fifty basis points. So, our delinquency and default rate continues to be extraordinarily low, and in fact, is extraordinary, even in normal circumstances, let alone in a credit cycle like we’re in today.

Fox: So, Larry, the situation is that you just don’t have any funding available?

Goldstone: That’s right. Banks don’t wanna lend, investment banks don’t wanna support us, warehouse lenders don’t wanna support us. There is no constituent financing audience out there—that we have been able to find—to go to at this point in time, that will support our business. And, as any businessman will tell you, without financing, it’s very, very difficult to operate a company.

Fox: All right, Larry Goldstone. Thank you very much. The CEO of Thornburg Mortgage. Appreciate you coming in and speaking with us. Just some news crossing the Bloomberg terminal…